Ramco-Gershenson Properties Trust
Suite 200
Southfield, MI 48034
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT

Contact:	Dennis Gershenson, President & CEO	FOR IMMEDIATE RELEASE
or Richard Smith, CFO
PHONE:	(248) 350-9900
FAX:	(248) 350-9925

RAMCO-GERSHENSON ANNOUNCES 195,000 SQUARE FOOT MEIJER STORE TO REPLACE 128,000 SQUARE FOOT KMART AT TEL-TWELVE SHOPPING CENTER IN SOUTHFIELD, MICHIGAN Change involves one-time, non-cash write off of Kmart straight line rent receivable, reducing second quarter 2003 FFO by $0.20 per share

SOUTHFIELD, Mich. — June 3, 2003 — Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that Meijer, a grocery and discount department store, will replace the existing 128,000 square foot Kmart with a new 195,000 square foot store at the Company’s Tel-Twelve shopping center in Southfield, Michigan. The transaction will occur through an assignment of the Kmart lease. Meijer, a seventy year old Company, opened its first “superstore” in Grand Rapids, Michigan in 1962. Since that time Meijer has expanded its operation to include 156 superstores throughout Illinois, Indiana, Kentucky, Michigan and Ohio.

“We are very excited about the addition of the Meijer to our Tel-Twelve shopping center”, said Dennis Gershenson, President and Chief Executive Officer. “A 195,000 square foot combination grocery and discount department store will compliment our other new anchor, Lowe’s Home Improvement. Meijer is an extremely successful retailer and the first American company to revolutionize the marketplace by blending grocery and general merchandise in a superstore format. We are very pleased to be replacing an underperforming Kmart with one of the most successful concepts in promotional retailing. We feel this change will broaden the customer appeal, positively impact leasing activities and improve the credit-quality of the income at the shopping center, ensuring long term shareholder value. Although the lease has been assigned to Meijer from Kmart, the details surrounding the assignment necessitate that we treat this for accounting purposes as a new lease, and thus we are recording a one-time, non-cash write off of the Kmart straight line rent receivable. It is important to note, however, that our annual rental stream will remain virtually unchanged.”

The decision to incur a one-time, non-cash charge was based on a number of factors that led the Company to believe that, for accounting purposes, the assignment should be treated as a termination of the Kmart lease and recognition of a new agreement with Meijer. As a result, the Company plans to write off a $3.0 million straight-line rent receivable from Kmart, leading to a reduction in second quarter 2003 net income of $0.20 per diluted common share and a reduction in second quarter 2003 Funds From Operation (FFO) of $0.20 per diluted common share. The Company is revising its 2003 annual FFO diluted per share estimates from between $2.23 and $2.33 to between $2.03 and $2.13, which corresponds to net income per diluted common share estimates for 2003 of between $0.49 and $0.53.

FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of the Company’s performance. The Company considers FFO as a useful measure for reviewing its comparative operating and financial performance between periods or to compare its performance to different REITs. However, the Company’s computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

The Tel-Twelve shopping center fronts Telegraph Road in Southfield, Michigan, one of the highest traveled thoroughfares in Metropolitan Detroit. Tel-Twelve is located immediately off the Lodge Expressway and less than one mile north of I-696. The center serves a major trade area in Southeastern Oakland County, one of the wealthiest counties in the United States.

Ramco-Gershenson Properties Trust has a portfolio of 61 shopping centers totaling approximately 11.8 million square feet of gross leasable area, consisting of 60 community centers, of which nine are power centers and three are single tenant properties, as well as one enclosed regional mall. The Company’s centers are located in Michigan, Ohio, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Southfield, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This press release contains forward-looking statements with respect to the operation of certain of the Company’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Company’s properties are located, the performance of the Company’s tenants at the Company’s properties and elsewhere, the outcome of pending litigation and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

For further information on Ramco-Gershenson Properties Trust visit the Company’s
Website @ www.ramco-gershenson.com

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